Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
July 28, 2016

DELUXE REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS
Revenue increases 3.4%; net income increases 4.1%
Diluted EPS Increases 6.3%; adjusted EPS increases 6.2%

St. Paul, Minn. – July 28, 2016 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the second quarter ended June 30, 2016. Key financial highlights include:

	Q2 2016	Q2 2015	% Change
Revenue	$450.6 million	$435.9 million	3.4%
Net Income	$58.4 million	$56.1 million	4.1%
Diluted EPS – GAAP	$1.18	$1.11	6.3%
Adjusted Diluted EPS – Non-GAAP	$1.20	$1.13	6.2%

A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue was in the upper end of the range of the prior outlook and adjusted diluted EPS was at the top end of the range in the prior outlook driven primarily by strong operating results in the Financial Services segment and a favorable effective income tax rate.

“Our transformation strategy continues to deliver strong results as we again saw growth in revenue and earnings,” said Lee Schram, CEO of Deluxe. “While at a macro level there are many events in the news - Brexit, the U.S. presidential election, debates on interest rate hikes and the overall health of the economy - our team continues to be squarely focused on executing our strategy to consistently grow by expanding our marketing solutions and other services offerings while stabilizing our core printed products. Looking ahead we believe we are well positioned as we enter the third quarter to grow 2016 revenue for a seventh consecutive year and continue to enhance shareholder value.”

Second Quarter 2016 Highlights:

•
Revenue increased 3.4% year-over-year, primarily due to growth in the Financial Services (FS) segment which grew 10.2%. The FS segment includes the results of Datamyx LLC and FISC Solutions which were acquired in the fourth quarter of 2015. The Small Business Services segment grew 2.1% in the quarter. Revenue from marketing solutions and other services increased 16.1% year-over-year and accounted for 32.6% of consolidated revenue in the quarter.

•
Gross margin was 64.5% of revenue and increased slightly from 64.2% in the second quarter of 2015. Previous price increases, improvements in manufacturing productivity and a favorable adjustment from an environmental reserve, which was allocated proportionally to each of the three segments, were partially offset by increased delivery and material costs.

•
Selling, general and administrative (SG&A) expense increased 4.6% from last year primarily due to additional SG&A expense from acquisitions and a pre-tax gain in the 2015 quarter from selling four distributors in the Small Business Services Segment that had been classified as held for sale partially offset by continued cost reduction initiatives in all segments. SG&A as a percent of revenue was 44.1% in the quarter compared to 43.6% last year.

•
Operating income increased 2.2% year-over-year and includes restructuring and transaction-related costs in both periods. Adjusted operating income, which excludes these items, increased 2.1% year-over-year from higher revenue and continued cost reductions.

•
Diluted EPS increased 6.3% year-over-year. Excluding restructuring and transaction-related costs in both periods, adjusted diluted EPS increased 6.2% year-over-year driven primarily by stronger operating performance in addition to a lower effective income tax rate and lower average shares outstanding.

Segment Highlights
Small Business Services

•
Revenue was $288.2 million and increased 2.1% year-over-year due primarily to growth in marketing solutions and other services. From a channel perspective the company experienced growth in the online, major accounts and dealer channels and also realized revenue benefits from previous price increases.

•
Operating income increased 1.5% from last year to $48.9 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods, increased 0.4% year-over-year due primarily to cost reductions, partly offset by investments in revenue-generating initiatives which includes acquisitions.

Financial Services

•
Revenue was $124.2 million and increased 10.2% year-over-year. The increase in revenue was primarily due to growth in marketing solutions and other services, which includes revenue from the Datamyx and FISC Solutions acquisitions, as well as the impact of previous price increases, partially offset by the secular decline in check usage.

•
Operating income increased 13.7% from last year to $29.0 million. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods, increased 14.8% year-over-year driven by lower incentive compensation expense, the continued benefits of cost reductions and price increases partially offset by the secular decline in check usage.

Direct Checks

•	Revenue of $38.2 million declined 6.6% year-over-year due primarily to the secular decline in check usage.

•
Operating income decreased 14.5% year-over-year to $13.0 million. Adjusted operating income, which excludes restructuring costs in the current quarter, decreased 13.8% year-over-year due to lower order volume and unfavorable mix but was partly offset by cost reductions.

Other Highlights

•
Cash provided by operating activities for the first half of 2016 was $128.3 million, a decrease of $18.6 million compared to 2015, driven primarily by higher income tax payments, higher contract acquisition payments and an incentive payment related to a previous acquisition. partially offset by stronger earnings and lower interest payments.

•	The Company repurchased $15 million of common stock in open market transactions during the quarter, bringing the year-to-date total to $30 million.

•	At the end of the second quarter, the company had $614 million of total debt outstanding which includes approximately $413 million outstanding on the Company’s credit facility.

Outlook

Third Quarter 2016:	Current Outlook (7/28/2016)
Revenue	$456 to $464 million
Diluted EPS	$1.17 to $1.22

Full Year 2016:	Prior Outlook (4/28/2016)	Current Outlook (7/28/2016)
Revenue	$1.845 to $1.875 billion	$1.855 to $1.875 billion
Marketing Solutions & Other Services Revenue	$615 to $630 million	$620 to $630 million
Diluted EPS – GAAP	$4.84 to $4.99	$4.87 to $4.97
Adjusted Diluted EPS – Non-GAAP	$4.85 to $5.00	$4.90 to $5.00
Operating Cash Flow	$320 to $330 million	$320 to $330 million
Contract Acquisition Payments	approx. $20 million	approx. $20 million
Capital Expenditures	approx. $43 million	approx. $43 million
Depreciation and Amortization	approx. $91 million	approx. $95 million
Cost and Expense Reductions	approx. $50 million	approx. $50 million
Effective Tax Rate	approx. 33%	approx. 33%

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-615-247-0252 (access code 42645242). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-404-537-3406 (access code 42645242).

Upcoming Management Presentations

•	September 13 - C.L. King Best Ideas Conference in New York, NY

•	September 14 - Credit Suisse SMID Conference in New York, NY

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. 4.5 million small business customers utilize Deluxe's service and product solutions, including website development and hosting, email marketing, social media, search engine optimization and logo design, in addition to our industry-leading checks and forms offerings. Deluxe serves approximately 5,100 financial institutions with a diverse portfolio of financial technology solutions that enable them to grow revenue and manage their customers throughout their lifecycle, including our best-in-class check program solutions. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2015.

Diluted EPS Reconciliation
The table below is provided to assist in understanding the comparability of the Company’s results of operations for 2016 and 2015. The Company’s management believes that adjusted diluted EPS is a useful financial measure because certain items during 2016 and 2015 (restructuring and transaction-related costs) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Actual
	Q2 2016	Q2 2015
Adjusted Diluted EPS	$1.20	$1.13
Restructuring-related costs	(0.02)	(0.01)
Transaction-related costs	—	(0.01)
Reported Diluted EPS	$1.18	$1.11

Outlook
	Q3 2016	Full Year 2016
Adjusted Diluted EPS	$1.17 to $1.22	$4.90 to $5.00
Restructuring-related costs	—	(0.03)
Reported Diluted EPS	$1.17 to $1.22	$4.87 to $4.97

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2016		2015
Product revenue	$359.8		$358.9
Service revenue	90.8		77.0
Total revenue	450.6		435.9
Cost of products	(126.9)	(28.2%)	(128.3)	(29.4%)
Cost of services	(32.9)	(7.3%)	(27.7)	(6.4%)
Total cost of revenue	(159.8)	(35.5%)	(156.0)	(35.8%)
Gross profit	290.8	64.5%	279.9	64.2%
Selling, general and administrative expense	(198.8)	(44.1%)	(190.1)	(43.6%)
Net restructuring charges	(1.1)	(0.2%)	(0.9)	(0.2%)
Operating income	90.9	20.2%	88.9	20.4%
Interest expense	(5.2)	(1.2%)	(4.4)	(1.0%)
Other income	0.5	0.1%	0.8	0.2%
Income before income taxes	86.2	19.1%	85.3	19.6%
Income tax provision(1)	(27.8)	(6.2%)	(29.2)	(6.7%)
Net income	$58.4	13.0%	$56.1	12.9%

Weighted average dilutive shares outstanding	49.0		50.2
Diluted earnings per share	$1.18		$1.11

Capital expenditures	$12.0		$9.8
Depreciation and amortization expense	22.8		18.0
Number of employees-end of period	5,981		5,745

Non-GAAP financial measure - EBITDA(2)	$114.2		$107.7
Non-GAAP financial measure - Adjusted EBITDA(2)	115.7		109.3

(1) The income tax provision for the quarter ended June 30, 2016 reflects a benefit of $1.0 million related to the adoption of Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. Among other things, this standard requires that excess tax benefits related to share-based compensation be included in income tax expense. Previously, these tax benefits were included in additional paid-in capital on the consolidated balance sheet.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs and loss on debt extinguishment) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2016 and 2015 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended June 30,
	2016	2015
Adjusted EBITDA	$115.7	$109.3
Restructuring-related costs	(1.2)	(1.1)
Transaction-related costs	(0.3)	(0.5)
EBITDA	114.2	107.7
Income tax provision	(27.8)	(29.2)
Interest expense	(5.2)	(4.4)
Depreciation and amortization expense	(22.8)	(18.0)
Net income	$58.4	$56.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2016		2015
Product revenue	$726.0		$713.9
Service revenue	183.9		155.6
Total revenue	909.9		869.5
Cost of products	(257.5)	(28.3%)	(252.0)	(29.0%)
Cost of services	(66.6)	(7.3%)	(56.6)	(6.5%)
Total cost of revenue	(324.1)	(35.6%)	(308.6)	(35.5%)
Gross profit	585.8	64.4%	560.9	64.5%
Selling, general and administrative expense	(400.2)	(44.0%)	(385.5)	(44.3%)
Net restructuring charges	(2.0)	(0.2%)	(1.2)	(0.1%)
Operating income	183.6	20.2%	174.2	20.0%
Loss on debt extinguishment	—	—	(8.9)	(1.0%)
Interest expense	(10.4)	(1.1%)	(10.9)	(1.3%)
Other income	0.6	0.1%	1.2	0.1%
Income before income taxes	173.8	19.1%	155.6	17.9%
Income tax provision(1)	(57.3)	(6.3%)	(53.6)	(6.2%)
Net income	$116.5	12.8%	$102.0	11.7%

Weighted average dilutive shares outstanding	49.1		50.1
Diluted earnings per share	$2.36		$2.02

Capital expenditures	$22.2		$19.3
Depreciation and amortization expense	44.7		35.7
Number of employees-end of period	5,981		5,745

Non-GAAP financial measure - EBITDA(2)	$228.9		$202.2
Non-GAAP financial measure - Adjusted EBITDA(2)	231.5		213.2

(1) The income tax provision for the six months ended June 30, 2016 reflects a benefit of $1.5 million related to the adoption of Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. Among other things, this standard requires that excess tax benefits related to share-based compensation be included in income tax expense. Previously, these tax benefits were included in additional paid-in capital on the consolidated balance sheet.

(2) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Six Months Ended June 30,
	2016	2015
Adjusted EBITDA	$231.5	$213.2
Restructuring-related costs	(2.1)	(1.4)
Transaction-related costs	(0.5)	(0.7)
Loss on debt extinguishment	—	(8.9)
EBITDA	228.9	202.2
Income tax provision	(57.3)	(53.6)
Interest expense	(10.4)	(10.9)
Depreciation and amortization expense	(44.7)	(35.7)
Net income	$116.5	$102.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2016	December 31, 2015(1)	June 30, 2015(1)
Cash and cash equivalents	$69.6	$62.4	$64.9
Other current assets	263.4	261.6	245.7
Property, plant & equipment-net	84.9	85.7	84.1
Intangibles-net	297.5	285.3	218.6
Goodwill	977.1	976.4	882.8
Other non-current assets	176.4	170.8	190.2
Total assets	$1,868.9	$1,842.2	$1,686.3

Short-term debt and current portion of long-term debt	$1.0	$1.0	$76.0
Other current liabilities	294.0	316.0	292.9
Long-term debt	612.8	628.0	425.3
Deferred income taxes	81.0	81.1	95.0
Other non-current liabilities	63.4	71.0	71.6
Shareholders' equity	816.7	745.1	725.5
Total liabilities and shareholders' equity	$1,868.9	$1,842.2	$1,686.3

Shares outstanding	48.8	49.0	50.0

(1) Prior period amounts have been revised to correct a prior period error. We corrected the presentation from current to non-current of amounts borrowed under our credit facility and the related asset for debt issuance costs. The revision was not material to previously issued balance sheets and had no impact to previously reported amounts for total assets, total liabilities and shareholders' equity.

In addition, during the first quarter of 2016, we adopted Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs, other than those associated with our credit facility, be presented in the balance sheet as a reduction of the related debt liability. Prior period amounts have been revised to reflect the adoption of this standard.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2016(1)	2015(1)
Cash provided (used) by:
Operating activities:
Net income	$116.5	$102.0
Depreciation and amortization of intangibles	44.7	35.7
Loss on debt extinguishment	—	8.9
Contract acquisition payments	(14.3)	(5.8)
Other	(18.6)	6.1
Total operating activities	128.3	146.9
Investing activities:
Purchases of capital assets	(22.2)	(19.3)
Payments for acquisitions	(28.5)	(35.8)
Proceeds from company-owned life insurance policies	3.1	—
Other	2.1	0.3
Total investing activities	(45.5)	(54.8)
Financing activities:
Net change in debt, including debt redemption costs	(21.6)	(59.5)
Dividends	(29.4)	(30.0)
Share repurchases	(30.0)	—
Shares issued under employee plans	4.2	4.1
Other	(2.7)	0.4
Total financing activities	(79.5)	(85.0)
Effect of exchange rate change on cash	3.9	(3.7)
Net change in cash and cash equivalents	7.2	3.4
Cash and cash equivalents: Beginning of period	62.4	61.5
Cash and cash equivalents: End of period	$69.6	$64.9

(1) During the first quarter of 2016, we elected to adopt Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. Among other things, this standard requires that excess tax benefits related to share-based compensation be reported as operating activities in the statement of cash flows. Prior to 2016, they are reported as financing activities. This change resulted in a $1.8 million increase in cash provided by operating activities for the six months ended June 30, 2016. In addition, the standard requires that employee taxes paid when an employer withholds shares for tax-withholding purposes be reported as financing activities in the statement of cash flows. We previously reported these cash outflows as operating activities. The consolidated cash flow statement for the six months ended June 30, 2015 has been restated to reflect this change.

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2016	2015
Revenue:
Small Business Services	$288.2	$282.3
Financial Services	124.2	112.7
Direct Checks	38.2	40.9
Total	$450.6	$435.9

Operating income:(1)
Small Business Services	$48.9	$48.2
Financial Services	29.0	25.5
Direct Checks	13.0	15.2
Total	$90.9	$88.9

Operating margin:(1)
Small Business Services	17.0%	17.1%
Financial Services	23.3%	22.6%
Direct Checks	34.0%	37.2%
Total	20.2%	20.4%

	Six Months Ended June 30,
	2016	2015
Revenue:
Small Business Services	$578.4	$559.3
Financial Services	251.5	224.2
Direct Checks	80.0	86.0
Total	$909.9	$869.5

Operating income:(1)
Small Business Services	$100.1	$97.7
Financial Services	55.8	45.9
Direct Checks	27.7	30.6
Total	$183.6	$174.2

Operating margin:(1)
Small Business Services	17.3%	17.5%
Financial Services	22.2%	20.5%
Direct Checks	34.6%	35.6%
Total	20.2%	20.0%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(1) Operating income includes the following restructuring and transaction-related costs:

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Small Business Services	$0.9	$1.4	$1.7	$1.6
Financial Services	0.5	0.2	0.7	0.5
Direct Checks	0.1	—	0.2	—
Total	$1.5	$1.6	$2.6	$2.1

The following table is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and six months ended June 30, 2016 and 2015. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs, is a useful financial measure because these items impacted the comparability of reported operating income during 2016 and 2015. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2016	2015
Adjusted operating income:(1)
Small Business Services	$49.8	$49.6
Financial Services	29.5	25.7
Direct Checks	13.1	15.2
Total	$92.4	$90.5

Adjusted operating margin:(1)
Small Business Services	17.3%	17.6%
Financial Services	23.8%	22.8%
Direct Checks	34.3%	37.2%
Total	20.5%	20.8%

	Six Months Ended June 30,
	2016	2015
Adjusted operating income:(1)
Small Business Services	$101.8	$99.3
Financial Services	56.5	46.4
Direct Checks	27.9	30.6
Total	$186.2	$176.3

Adjusted operating margin:(1)
Small Business Services	17.6%	17.8%
Financial Services	22.5%	20.7%
Direct Checks	34.9%	35.6%
Total	20.5%	20.3%

(1) Operating income excluding restructuring and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted operating income	$92.4	$90.5	$186.2	$176.3
Restructuring and transaction-related costs:
Small Business Services	(0.9)	(1.4)	(1.7)	(1.6)
Financial Services	(0.5)	(0.2)	(0.7)	(0.5)
Direct Checks	(0.1)	—	(0.2)	—
Total	(1.5)	(1.6)	(2.6)	(2.1)
Reported operating income	$90.9	$88.9	$183.6	$174.2

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